Intellect Neurosciences, Inc. Issues Letter to Shareholders

NEW YORK, August 13, 2014 (GLOBE NEWSWIRE) -- Intellect Neurosciences, Inc. (OTCPNK:ILNS), a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease today issued the following Letter to Shareholders from Elliot Maza, Chairman and CEO.

Dear Intellect Stakeholder,

I would like to update you regarding the clinical development status of OX1, the antioxidant molecule that is the subject of an exclusive license agreement between Intellect and Shire Plc.

In September 2011, we entered into an Exclusive License Agreement with ViroPharma Inc. related to OX1. In January 2014, ViroPharma merged with Shire Plc. Shire is developing OX1 as a treatment for Friedreich's Ataxia and possibly other diseases for which OX1 may qualify for orphan drug designation.

Description of Friedreich's Ataxia

Friedreich's Ataxia (also called FA) is a rare, inherited disease affecting 1 in 50,000 individuals of European descent. The disease is caused by gene mutations that limit the production of frataxin, a protein essential for proper functioning of mitochondria, the energy pumps of the cell. Without sufficient frataxin, iron builds up in the cytoplasm and causes free radical damage to nerve tissue in the spinal cord and to nerves that control muscle movement in the arms and legs. The disorder is named after Nikolaus Friedreich, a German doctor who first described the condition in the 1860s.

FA causes progressive damage to the nervous system, resulting in symptoms ranging from difficulty in walking to slowness and slurring of speech, followed by hearing and vision loss. Various forms of heart disease often accompany FA, which result in symptoms such as chest pain, shortness of breath and heart palpitations. About 20 percent of people with FA develop carbohydrate intolerance and 10 percent develop diabetes. The disease may cause premature death. The rate of progression varies from person to person. Generally, within 10 to 20 years after the appearance of the first symptoms, the person is confined to a wheelchair, and in later stages of the disease, individuals may become completely incapacitated. Currently, there is no cure or effective treatment for FA.

Description of OX1

Reactive oxygen species (ROS) are chemically reactive molecules containing oxygen. ROS play essential roles in human physiology. However, under certain adverse circumstances, ROS levels may increase to an extent that they overwhelm the body's normal ability to regulate them, a condition known as “oxidative stress”. An overabundance of ROS causes significant damage to cell structures, adversely altering fats, proteins and DNA, and triggering diseases such as cancer, cardiovascular disease, atherosclerosis, hypertension, ischemia, diabetes, rheumatoid arthritis and neurodegenerative diseases.

Indole 3 propionic acid (“IPA”; named by Intellect as “OX1”), is an endogenous substance produced by bacteria in the intestine. Scientists at the University of South Alabama and New York University (“NYU”) discovered that IPA has potent radical scavenger properties that protect nerve cells in the brain from ROS and other harmful neurotoxins, such as beta amyloid. More recently, scientists in China showed that IPA may reduce the harm caused by an overabundance of ROS by binding metal ions, which are producers of ROS.

In August 1998, Dr. Daniel Chain, Intellect’s founder and former CEO, entered into license agreements with each of the University of South Alabama Medical Science Foundation (“SAMSF”) and NYU to acquire global development and commercialization rights to IPA for certain uses. Those license agreements, which remain in full force and effect, were ultimately transferred to Intellect. Worldwide patents covering the use of IPA for the treatment of Alzheimer’s disease and other neurodegenerative diseases, originally filed in 1998, expire in 2019.

The following table summarizes the actions taken by Intellect related to the development of OX1:

2005	Licenses, Know-How and materials transferred to Intellect
2006	Completed Phase 1a single ascending dose study in 54 healthy elderly volunteers
2006	Completed Phase 1b multiple ascending dose study in 36 elderly healthy volunteers
2007	Completed 3 month toxicology studies in rats and monkeys
2011	Sublicensed the OX1 program to ViroPharma, Inc.

OX1, FA and “Orphan Drugs”

In 2011, Intellect redirected the focus of the OX1 program from Alzheimer’s disease to FA. Research suggests that the symptoms associated with FA are the result of oxidative stress caused by the abnormal accumulation of iron. Thus Dr. Chain recognized that OX1’s ability to neutralize ROS could be an effective agent to reduce oxidative stress in FA, thereby eliminating the symptoms of FA and increasing both quality of life and longevity in affected individuals.

The Orphan Drug Act provides for granting special status to a drug or biological product to treat a rare disease or condition upon request of a sponsor and satisfaction of certain mandated criteria. In the United States, the Rare Diseases Act of 2002 defines rare disease according to prevalence, specifically "any disease or condition that affects less than 200,000 people in the United States” or about 1 in 1,500 people. Generally, orphan status allows for reduced hurdles and time to regulatory approval, tax credits during development, market exclusivity even after patent expiration (10 years in US and 7 years in Europe) and premium drug prices. We believe that it is likely that the FDA would designate FA as an orphan disease and OX1 as an “orphan drug” that could qualify for beneficial treatment, including exclusivity beyond expiration of the OX1 patents in 2019.

Recent Development Progress

In February 2013, ViroPharma filed an investigational new drug application (“IND”) to permit initiation of a single ascending dose Phase 1 study to evaluate the safety, tolerability and PK/PD of OX1 (renamed by ViroPharma as “VP 20629”) in subjects with FA. The study commenced in the United States in August 2013 and is expected to complete in November 2014. Details of the study, entitled “A Phase 1, Randomized, Double-blind, Placebo-controlled, Multicenter, Single and Multiple Ascending Dose Study to Evaluate the Safety, Tolerability, Pharmacokinetics, and Pharmacodynamics of Oral VP 20629 in Adult Subjects With Friedreich's Ataxia” may be found at: www.clinicaltrials.gov; identifier NCT01898884.

Although there can be no assurance, we anticipate that following completion of the Phase 1 study in November 2014, Shire will review the safety of VP 20629 and its possible effect on plasma/urine biomarkers of oxidative stress and thereby decide whether to move to Phase 2. Indication of positive biomarker effects could result in a decision by Shire to seek Orphan Drug designation for VP 20629. We have no ability to control Shire’s decision as to whether to seek such designation.

Abbvie/Shire merger

On July 18, 2014, it was announced that AbbVie, (Inc.) a research-based biopharmaceutical company, would acquire Shire. As part of the transaction, AbbVie will acquire a series of rare-disease drugs, including Elaprase for Hunter syndrome and Replagal for Fabry disease. The merger has yet to be completed. While we believe that AbbVie will continue the development of VP 20629, there can be no assurance that AbbVie will do so.

Summary of License Agreement

The details of the License Agreement between Intellect and ViroPharma (Shire) are subject to confidentiality restrictions. Under the terms of the License Agreement, we agreed to transfer to ViroPharma all of our intellectual property rights, data and know-how related to our OX1 research and development program in exchange for payment by ViroPharma of a $6.5 million up-front licensing fee and additional regulatory milestone payments based upon defined events in the United States and the European Union. The aggregate maximum of these milestone payments assuming successful advancement of the product to market could amount to $120 million. In addition, ViroPharma will pay us a tiered royalty of up to an aggregate maximum of low double digits based on annual net sales. NYU and SAMSF are entitled to a portion of the royalties and revenues that we receive pursuant to the License Agreement.

The term of the License Agreement will continue in effect on a licensed product-by-licensed product and country-by-country basis until the expiration of the last royalty obligation with respect to a licensed product in such country. Once the royalty obligation has terminated in a particular country, the license will become non-exclusive and fully paid-up with respect to licensed products in that country.

If ViroPharma determines that it is not feasible or desirable to develop or commercialize licensed products, it may terminate the License Agreement in whole or on a product-by-product basis at any time upon ninety (90) days prior written notice to Intellect.

I look forward to updating you on developments related to OX1 and Intellect’s other programs in the future. Thank you.

Sincerely,

/s/ Elliot Maza

Chief Executive Officer & CFO

Safe Harbor Statements Regarding Forward Looking Statements

The statements in this letter made by representatives of Intellect Neurosciences relating to matters that are not historical facts , including without limitation, those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect's product candidates and the sufficiency of Intellect's cash and other capital resources are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those discussed in Intellect's Annual Report on Form 10-K (file no. 333-128226) filed on October 15, 2013 and Quarterly Report on Form 10-Q (file no. 333-128226), filed on May 20, 2014.